EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

April 18, 2007

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Lower Quarterly Earnings

Fort Lauderdale, FL  (April 18, 2007).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $414,973 or $.15 per basic share and $.14 per diluted share for the first quarter ended March 31, 2007, compared to net income of  $516,312 or $.18 per basic and diluted share for the prior year quarter ended March 31, 2006. Chairman of the Board, Albert Finch, said, “We continue to see reports of a weak real estate market in South Florida. The decrease in quarterly earnings versus last year is primarily the result of increasing the Company’s provision for loan losses in anticipation of any problems that may arise with continued weakness in the market.”

Company assets increased to $247.6 million at March 31, 2007, compared to $209.1 million at March 31, 2006, an 18.4% increase.  The Company’s net loan portfolio increased 6.9% from $173.6 million at March 31, 2006 to a total of $185.5 million at March 31, 2007.  At March 31, 2007, the Company had no real estate owned and no delinquencies, except for two loans totaling $108,000 in non-accrual status. President, Richard L. Browdy noted, “The Company’s asset quality is solid.  We lend only in the prime mortgage sector using traditional lending products and conservative underwriting practices.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281